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                                                                   Exhibit 21.1

                      SUBSIDIARIES OF TANISYS TECHNOLOGY, INC.


1st Tech Corporation (a Delaware corporation)

DarkHorse Systems, Inc. (a Delaware corporation)

Rosetta Marketing and Sales, Inc. (a Texas corporation)

Tanisys (Europe) Ltd. (a United Kingdom corporation)